Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
February 24, 2016	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND YEAR END 2015 RESULTS
DENVER, February 24, 2016 (GLOBE NEWSWIRE) - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months and year ended December 31, 2015.
FOURTH QUARTER AND YEAR END 2015 SUMMARY RESULTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014(2)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$90	$199	$228	$423
Net income per limited partner unit - basic and diluted	$0.51	$1.48	$0.91	$2.84
Adjusted EBITDA(1)	$176	$139	$656	$536
Adjusted net income attributable to partners(1)	$124	$86	$451	$337
Adjusted net income per limited partner unit(1) - basic and diluted	$0.81	$0.49	$2.85	$2.04
Distributable cash flow(1)	$145	$112	$572	$471

(1)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(2)
Includes the Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period.

2015 AND RECENT HIGHLIGHTS

•	Exceeded the 2015 distributable cash flow target range of $545 million to $565 million and reported 2015 adjusted EBITDA within the $655 million to $685 million target range.

•
Distributable cash flow was $145 million in the fourth quarter of 2015, up 29 percent from the fourth quarter of 2014, resulting in a distribution coverage ratio of 1.21 times in the fourth quarter of 2015. Distributable cash flow was $572 million for the full year 2015, up 21 percent from 2014, and above the target range, resulting in a distribution coverage ratio of 1.19 times for the year ended December 31, 2015.

•
Adjusted EBITDA was $176 million in the fourth quarter of 2015, up 27 percent from $139 million in the fourth quarter of 2014. Reported full year 2015 adjusted EBITDA of $656 million, up 22 percent from $536 million in 2014.

•
In January 2016, the Partnership placed into service its Grand Parkway gathering project, a fee-based low pressure gathering system in the DJ basin. This low pressure gathering header system is further lowering field pressures, which increases volumes and improves reliability of the system.

•	On February 4, 2016, the partnership announced the following 2016 financial plan and business outlook

◦	Adjusted EBITDA target range of $565 to $595 million

◦	Distributable cash flow target range of $465 to $495 million

◦	Annual distribution target of $3.12 per unit

◦	Distribution coverage ratio of approximately 1 times
"We finished the year strong with record adjusted EBITDA and distributable cash flow, and strong distribution coverage of 1.2 times. We have substantially completed our growth projects providing the Partnership with a growing fee-based revenue stream, all of which positions us well for 2016," said Wouter van Kempen, chairman, CEO and president of the Partnership, and of DCP Midstream, the owner of the Partnership's general partner. “Looking forward, we’ll stay focused on executing our DCP 2020 strategy, delivering on our 2016 targets, and maintaining sufficient liquidity and a strong balance sheet."
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On January 28, 2016, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter and the fourth quarter of 2014.
The Partnership's distributable cash flow of $145 million for the three months ended December 31, 2015, provided a 1.21 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.19 times.
FORTH QUARTER 2015 OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services
Adjusted segment EBITDA increased to $135 million for the three months ended December 31, 2015, from $117 million for the three months ended December 31, 2014, reflecting growth at the Lucerne 2 plant in the DJ Basin system and the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices and higher valued product mix, partially offset by a combination of lower Eagle Ford system volumes, higher operating expenses from the completion of the Lucerne 2 plant and timing of expenditures. Results for the three months ended December 31, 2014 included a non-cash lower of cost or market price adjustment (LCM adjustment) of $10 million.

NGL Logistics
Adjusted segment EBITDA increased to $52 million for the three months ended December 31, 2015, from $39 million for the three months ended December 31, 2014, reflecting the expansion and ramp-up of Sand Hills and the ramp-up of Front Range.
Wholesale Propane Logistics
Adjusted segment EBITDA increased to $11 million for the three months ended December 31, 2015, from a loss of $2 million for the three months ended December 31, 2014, reflecting higher unit margins. Results for the three months ended December 31, 2014 also included an LCM adjustment of $9 million.
Corporate and Other
Interest expense for the three months ended December 31, 2015 increased primarily due to higher average outstanding debt balances associated with the growth in the Partnership's operations. General and administrative expenses for the three months ended December 31, 2015 increased as a result of an increase in the annual fee under the Partnership's services agreement.
CAPITALIZATION, LIQUIDITY AND FINANCING
At December 31, 2015, the Partnership had $2,424 million of long-term debt outstanding composed of senior notes and $375 million of borrowings outstanding under its $1,250 million revolving credit facility. Total available revolver capacity was $874 million, all of which was available for working capital and other general partnership purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended December 31, 2015, was approximately 3.3 times. The effective interest rate on the Partnership's overall debt position, as of December 31, 2015, was 3.5 percent. During the fourth quarter 2015, the Partnership did not issue any equity to the public.
CAPITAL EXPENDITURES AND INVESTMENTS
During the year ended December 31, 2015, the partnership substantially completed its outstanding growth projects, with total growth capital expenditures and equity investments totaling approximately $317 million and total maintenance capital expenditures totaling $25 million.
The Partnership anticipates 2016 expansion capital expenditures in the range of $75 million to $150 million and maintenance capital expenditures in the range of $30 million and $45 million.

COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
Commodity derivative activity and total revenues for the three and twelve months ended December 31, 2015, included non-cash losses of $25 million and $130 million, respectively, and for the three and twelve months ended December 31, 2014, included non-cash gains of $112 million and $86 million, respectively. Net hedge cash settlements for the three and twelve months ended December 31, 2015, were receipts of $53 million and $215 million, respectively. Net hedge cash settlements for the three and twelve months ended December 31, 2014, were receipts of $38 million and $68 million.
EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss fourth quarter results on Thursday, February 25, 2016, at 10:00 a.m. ET. The dial-in number for the call is (855) 539-0897 in the United States or (412) 455-6035 outside the United States. The conference confirmation number is 36211511. A live audio webcast of the call can be accessed through the Investor section of the DCP Midstream Partners website at www.dcppartners.com. An audio webcast replay and presentation slides and transcript in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other non-cash charges. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners plus or minus adjustments for non-cash mark-to-market of commodity derivative instruments for that segment, plus depreciation and amortization expense, and certain other non-cash charges for that segment, adjusted for any noncontrolling interest portion of depreciation, amortization and income tax expense for that segment. The Partnership's adjusted EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses and certain other non-cash charges, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. Non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that are not accounted for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.
ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the "Risk Factors" section of the Partnership's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$296	$635	$1,442	$3,143
Transportation, processing and other	111	96	371	345
Gains from commodity derivative activity, net	28	150	85	154
Total operating revenues	435	881	1,898	3,642
Purchases of natural gas, propane and NGLs	(257)	(574)	(1,246)	(2,795)
Operating and maintenance expense	(58)	(62)	(214)	(216)
Depreciation and amortization expense	(32)	(29)	(120)	(110)
General and administrative expense	(21)	(16)	(85)	(64)
Goodwill impairment	—	—	(82)	—
Other expense	(4)	(2)	(4)	(3)
Total operating costs and expenses	(372)	(683)	(1,751)	(3,188)
Operating income	63	198	147	454
Interest expense	(23)	(22)	(92)	(86)
Earnings from unconsolidated affiliates	52	27	173	75
Income tax benefit (expense)	2	—	5	(6)
Net income attributable to noncontrolling interests	(4)	(4)	(5)	(14)
Net income attributable to partners	90	199	228	423
Net income attributable to predecessor operations	—	—	—	(6)
General partner's interest in net income	(31)	(31)	(124)	(114)
Net income allocable to limited partners	$59	$168	$104	$303

Net income per limited partner unit — basic and diluted	$0.51	$1.48	$0.91	$2.84

Weighted-average limited partner units outstanding — basic and diluted	114.7	113.3	114.6	106.6

	December 31,	December 31,
	2015	2014
	(Millions)

Cash and cash equivalents	$2	$25
Other current assets	304	565
Property, plant and equipment, net	3,476	3,347
Other long-term assets	1,695	1,785
Total assets	$5,477	$5,722

Current liabilities	$200	$601
Long-term debt	2,424	2,044
Other long-term liabilities	48	51
Partners' equity	2,772	2,993
Noncontrolling interests	33	33
Total liabilities and equity	$5,477	$5,722

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$90	$199	$228	$423
Interest expense	23	22	92	86
Depreciation, amortization and income tax expense, net of noncontrolling interests	29	30	114	113
Goodwill impairment	—	—	82	—
Discontinued construction projects	9	—	10	—
Non-cash commodity derivative mark-to-market	25	(112)	130	(86)
Adjusted EBITDA(1)	176	139	656	536
Interest expense	(23)	(22)	(92)	(86)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(29)	(30)	(114)	(113)
Other, net	—	(1)	1	—
Adjusted net income attributable to partners	124	86	451	337
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(14)	(25)	(38)
Distributions from unconsolidated affiliates, net of earnings	5	8	28	45
Depreciation and amortization, net of noncontrolling interests	31	30	119	107
Impact of minimum volume receipt for throughput commitment	(10)	(7)	(1)	—
Adjustment to remove impact of pooling	—	—	—	(6)
Other, net	—	9	—	26
Distributable cash flow	$145	$112	$572	$471

Adjusted net income attributable to partners	$124	$86	$451	$337
Adjusted net income attributable to predecessor operations	—	—	—	(6)
Adjusted general partner's interest in net income	(31)	(31)	(124)	(114)
Adjusted net income allocable to limited partners	$93	$55	$327	$217

Adjusted net income per limited partner unit - basic and diluted	$0.81	$0.49	$2.85	$2.04

Net cash provided by operating activities	$157	$89	$650	$524
Interest expense	23	22	92	86
Distributions from unconsolidated affiliates, net of earnings	(5)	(8)	(28)	(45)
Net changes in operating assets and liabilities	(17)	156	(174)	82
Net income attributable to noncontrolling interests, net of depreciation and income tax	(4)	(4)	(6)	(17)
Non-cash commodity derivative mark-to-market	25	(112)	130	(86)
Other, net	(3)	(4)	(8)	(8)
Adjusted EBITDA(1)	$176	$139	$656	$536
Interest expense	(23)	(22)	(92)	(86)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(14)	(25)	(38)
Distributions from unconsolidated affiliates, net of earnings	5	8	28	45
Adjustment to remove impact of pooling	—	—	—	(6)
Other, net	(8)	1	5	20
Distributable cash flow	$145	$112	$572	$471

(1) Adjusted EBITDA for the three months and year ended December 31, 2014 includes noncash discontinued project write-offs of $2 million and $3 million, respectively.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$72	$204	$182	$455
Non-cash commodity derivative mark-to-market	25	(114)	133	(89)
Depreciation and amortization expense	29	27	109	101
Goodwill impairment	—	—	82	—
Discontinued construction projects	9	—	10	—
Noncontrolling interest portion of depreciation and income tax	—	—	(1)	(3)
Adjusted segment EBITDA (1)	$135	$117	$515	$464

Operating and financial data:
Natural gas throughput (MMcf/d)	2,705	2,700	2,714	2,604
NGL gross production (Bbls/d)	165,030	164,974	161,007	157,722
Operating and maintenance expense	$50	$57	$184	$189

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$50	$37	$174	$119
Depreciation and amortization expense	2	2	8	7
Adjusted segment EBITDA	$52	$39	$182	$126

Operating and financial data:
NGL pipelines throughput (Bbls/d)	266,009	243,412	261,659	184,706
NGL fractionator throughput (Bbls/d)	61,206	67,644	56,927	61,509
Operating and maintenance expense	$5	$3	$20	$16

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$10	$(4)	$44	$5
Non-cash commodity derivative mark-to-market	—	2	(3)	3
Depreciation and amortization expense	1	—	3	2
Adjusted segment EBITDA	$11	$(2)	$44	$10

Operating and financial data:
Propane sales volume (Bbls/d)	13,749	19,428	15,685	18,335
Operating and maintenance expense	$3	$2	$10	$11

(1) Adjusted Segment EBITDA for the three months and year ended December 31, 2014 includes noncash discontinued project write-offs of $2 million and $3 million, respectively.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$145		$112		$572		$471
Distributions declared	$121		$120		$483		$454
Distribution coverage ratio - declared	1.20	x	0.93	x	1.18	x	1.04	x

Distributable cash flow	$145		$112		$572		$471
Distributions paid	$120		$117		$482		$420
Distribution coverage ratio - paid	1.21	x	0.96	x	1.19	x	1.12	x

	Q115	Q215	Q315	Q415	Year Ended December 31, 2015
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$69	$(2)	$71	$90	$228
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)	(8)	(5)	(5)	(25)
Depreciation and amortization expense, net of noncontrolling interests	28	30	30	31	119
Non-cash commodity derivative mark-to-market	42	55	8	25	130
Distributions from unconsolidated affiliates, net of earnings	3	17	3	5	28
Goodwill impairment	—	49	33	—	82
Impact of minimum volume receipt for throughput commitment	3	2	4	(10)	(1)
Discontinued construction projects	—	1	—	9	10
Other, net	2	(3)	2	—	1
Distributable cash flow	$140	$141	$146	$145	$572
Distributions declared	$121	$121	$120	$121	$483
Distribution coverage ratio - declared	1.16x	1.17x	1.22x	1.20x	1.18x

Distributable cash flow	$140	$141	$146	$145	$572
Distributions paid	$120	$121	$121	$120	$482
Distribution coverage ratio - paid	1.17x	1.17x	1.21x	1.21x	1.19x